As filed with the Securities and Exchange Commission on September 22, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 21, 2009

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6523	56-0906609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Tryon Street Charlotte, North Carolina	28255
(Address of principal executive offices)	(Zip Code)

(704) 386-5681

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On September 21, 2009, Bank of America Corporation (the “Registrant”) announced that it has reached an agreement with the United States Department of the Treasury (the “Treasury”), the Federal Reserve Board (the “Federal Reserve”), and the Federal Deposit Insurance Corporation (the “FDIC,” and together with the Treasury and the Federal Reserve, the “USG”) to terminate its term sheet (the “Term Sheet”) with the USG under which the USG agreed in principle to provide protection against the possibility of unusually large losses on a pool of up to $118 billion of the Registrant’s assets. The Term Sheet previously was agreed to on January 15, 2009 in connection with the Registrant’s acquisition of Merrill Lynch & Co., Inc. The parties were negotiating the definitive documentation at the time the Registrant notified the USG of its desire to end negotiations and terminate the Term Sheet on May 6, 2009. The Term Sheet provided that the USG would cover losses from January 15, 2009 and that the parties would negotiate a fee in good faith in the event the Registrant terminated the guarantee contemplated by the Term Sheet. Under the terms of the agreement reached on September 21, 2009, the Registrant will pay a total of $425 million to the USG in connection with the termination of the Term Sheet which is equal to: (a) the out-of-pocket expenses of the USG in negotiating and entering into the Term Sheet and the negotiations concerning the definitive documentation, consisting of the expenses of its advisors; and (b) the fee that would have been payable under the Term Sheet but pro-rated for the period commencing on January 16, 2009 and ending on May 6, 2009 and adjusted for certain exclusions from the asset pool.

A copy of the news release announcing the event described above is attached as Exhibit 99.1 and is incorporated in this report by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibit is filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Bank of America Corporation News Release dated September 21, 2009 Regarding Termination of Asset Guarantee Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ Teresa M. Brenner
Teresa M. Brenner
Associate General Counsel

Dated: September 22, 2009

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Bank of America Corporation News Release dated September 21, 2009 Regarding Termination of Asset Guarantee Term Sheet